================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                       UNITED STATES FILTER CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

  [LOGO OF U.S. FILTER]

  To U.S. Filter Stockholders:

    In the past, the Company conducted stockholder meetings in Boston, Los Angeles and Palm Desert in an effort to improve the stockholders' access to corporate management. This year, we will meet in Rancho Santa Fe, California, near San Diego, where we have significant stockholdings. You are cordially invited to attend the 1997 Annual Meeting of U.S. Filter stockholders. We will meet on Thursday, August 14, 1997 at 9:00 a.m., Pacific Daylight Time, at the Inn at Rancho Santa Fe, 5951 Linea del Cielo, Rancho Santa Fe, California 92067.

    I urge you to vote your shares by proxy, even if you plan to attend the meeting. After you read this proxy statement, indicate on the proxy card the way you want to have your shares voted. Then date, sign and mail the proxy card in the postage-paid envelope that is provided.

    We hope to see you at the meeting.

                                          Sincerely,

                                          /s/ Richard J. Heckmann
                                          Richard J. Heckmann
                                          Chairman of the Board,
                                          Chief Executive Officer and
                                          President

  July 8, 1997

                       UNITED STATES FILTER CORPORATION
                              40-004 COOK STREET
                         PALM DESERT, CALIFORNIA 92211

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD AUGUST 14, 1997

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of United States Filter Corporation (the "Company") will be held at the Inn at Rancho Santa Fe, 5951 Linea del Cielo, Rancho Santa Fe, California 92067 on Thursday, August 14, 1997 at 9:00 a.m., Pacific Daylight Time, for the following purposes, as more fully described in the attached Proxy
Statement:

     1. To elect three directors, each for a term of three years;

     2. To approve the Company's 1991 Employee Stock Option Plan, as amended and restated;

     3. To increase the number of authorized shares of the Company's Common Stock from 150,000,000 to 300,000,000;

     4. To ratify the appointment of KPMG Peat Marwick LLP as independent certified public accountants for the Company; and

     5. To consider any other matters that may properly come before the Annual Meeting or any adjournment thereof.

  The Board of Directors has fixed the close of business on June 23, 1997 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting or at any adjournment thereof. A complete list of the stockholders entitled to vote at the Annual Meeting will be open to the examination of any stockholder during ordinary business hours for a period of at least ten days prior to the Annual Meeting at the Inn at Rancho Santa Fe, 5951 Linea de Cielo, Rancho Santa Fe. California 92067.

  You are cordially invited to attend the Annual Meeting in person. In order to ensure your representation at the meeting, however, please promptly complete, date, sign and return the enclosed proxy in the accompanying envelope. If you should decide to attend the Annual Meeting and vote your shares in person, you may revoke your proxy at that time.

                                          By Order of the Board of Directors

                                          /s/ Damian C. Georgino
                                          Damian C. Georgino
                                          Secretary

July 8, 1997

                       UNITED STATES FILTER CORPORATION
                              40-004 COOK STREET
                         PALM DESERT, CALIFORNIA 92211

                               ---------------

                                PROXY STATEMENT
                                 JULY 8, 1997

                               ---------------

                   PROXY SOLICITATION AND VOTING INFORMATION

  The accompanying proxy is solicited by the Board of Directors of United States Filter Corporation (the "Company") for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Thursday, August 14, 1997 at the Inn at Rancho Santa Fe in Rancho Santa Fe, California at 9:00 a.m., Pacific Daylight Time and at any adjournment thereof. The proxies will be voted if properly signed, received by the Secretary of the Company prior to the close of voting at the Annual Meeting and not revoked. If no direction is given in the proxy, it will be voted "FOR" (i) the election of the directors nominated by the Board of Directors; (ii) the proposal to approve the Company's 1991 Employee Stock Option Plan, as amended and restated; (iii) the proposal to increase the number of authorized shares of the Company's Common Stock from 150,000,000 to 300,000,000 (the "Authorized Capital Amendment"); and (iv) the ratification of the appointment of KPMG Peat Marwick LLP as the Company's independent certified public accountants. With respect to any other item of business that may come before the Annual Meeting, the proxy holders will vote in accordance with their best judgment.

  A stockholder who has returned a proxy may revoke it at any time before it is voted at the Annual Meeting by delivering a revised proxy, by voting by ballot at the Annual Meeting, or by delivering a written notice withdrawing the proxy to the Secretary of the Company. This notice may be mailed to the Secretary at the address set forth above or may be given to the judge of election at the Annual Meeting.

  This Proxy Statement, together with the accompanying proxy, is first being mailed to stockholders on or about July 8, 1997.

  Holders of record of Common Stock at the close of business on June 23, 1997 are entitled to vote at the Annual Meeting. On that date, 80,239,254 shares of Common Stock were outstanding. The presence, in person or by proxy, of stockholders entitled to cast at least a majority of the votes entitled to be cast by all stockholders will constitute a quorum for the transaction of business at the Annual Meeting. Stockholders are entitled to cast one vote per share on each matter presented for consideration and action at the Annual Meeting.

  Abstentions may be specified as to all proposals to be brought before the Annual Meeting, other than the election of directors. Under the rules of the New York Stock Exchange, Inc. (the "NYSE"), brokers holding shares for customers have authority to vote on certain matters when they have not received instructions from the beneficial owners, and do not have such authority as to certain other matters (so-called "broker non-votes"). The NYSE has advised the Company that member firms of the NYSE may vote without specific instruction from beneficial owners on the election of directors and on each of the proposals to be brought before the Annual Meeting.

  Approval of the Authorized Capital Amendment will require the affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock. Accordingly, both abstentions and broker non-votes would have the effect of a negative vote with respect to the Authorized Capital Amendment. Approval of the other proposals to be brought before the Annual Meeting (not including the election of directors) will require the affirmative vote of at least a majority in voting interest of the stockholders present in person or by proxy at the Annual Meeting and entitled to vote thereon. As to those proposals, if a stockholder abstains from voting certain shares it will have the effect of a negative vote, but if a broker indicates that it does not have authority to vote certain shares, those shares will not be considered present and entitled to vote with respect to that proposal and therefore will have no effect on the outcome of the vote. With regard to the election of directors, votes may be cast in favor or withheld. The three persons receiving the highest number of favorable votes will be elected as directors of the Company.

                             ELECTION OF DIRECTORS

  The Board of Directors of the Company consists of ten members, divided into three classes. The terms of office of the three classes of directors (Class I, Class II and Class III) end in successive years. The terms of the Class I directors expire this year and their successors are to be elected at the Annual Meeting for a three-year term expiring in 2000. The terms of the Class II and Class III directors do not expire until 1998 and 1999, respectively.

  The Board of Directors has nominated John L. Diederich, Nicholas C. Memmo and C. Howard Wilkins, Jr. for election as Class I directors. The accompanying proxy will be voted for the election of these nominees, unless authority to vote for one or more nominees is withheld. In the event that any of the nominees is unable or unwilling to serve as a director for any reason (which is not anticipated), the proxy will be voted for the election of any substitute nominee designated by the Board of Directors.

  All directors were previously elected by the Company's stockholders, except for Mr. Quayle and Mr. Memmo. Mr. Quayle was elected as a Class II director by the Board of Directors in February 1996 to fill a vacancy. Mr. Memmo has been nominated to stand for election as a director for the first time at the Annual Meeting to fill the seat currently held by Tim L. Traff. Mr. Traff is not standing for re-election at the Annual Meeting.

            CLASS I DIRECTORS--NOMINEES FOR TERMS TO EXPIRE IN 2000

 JOHN L. DIEDERICH                    Mr. Diederich was Executive Vice President Chair-
  Age 60                              man's Counsel for Aluminum Company of America
  Director since 1993                 ("Alcoa") from August 1991 until January 1997. Prior to assum-
  Member of the Compensation          ing that position, he had been Group Vice Presi-
  Committee                           dent--Alcoa Metals and Chemicals since 1986 and a
                                      Vice President of Alcoa since 1982. Mr. Diederich
                                      received a B.S. degree in engineering from the Uni-
                                      versity of Illinois and later received an M.B.A.
                                      from the University of Southern California and an
                                      M.S. degree from the Massachusetts Institute of
                                      Technology. Mr. Diederich is a director of Continen-
                                      tal Mills, Inc. and a trustee of Shadyside Hospital.

 NICHOLAS C. MEMMO                    Mr. Memmo was appointed Executive Vice President-
  Age 35                              Process Water of the Company on July 1, 1995, having
                                      previously served as Senior Vice President and Gen-
                                      eral Manager of U.S. Filter/Ionpure Inc. since March
                                      7, 1994. He had previously been Senior Vice Presi-
                                      dent-Sales & Marketing since December 8, 1992. Mr.
                                      Memmo was employed from July 1984 to September 1988
                                      with Hercules Incorporated (Hercules), an NYSE spe-
                                      cialty chemical and aerospace company, in sales,
                                      marketing and distribution positions. Mr. Memmo re-
                                      ceived a B.S. degree in chemical engineering from
                                      Drexel University. Between his employment with Her-
                                      cules and the Company, he completed an M.B.A. pro-
                                      gram at the John E. Anderson Graduate School of Man-
                                      agement at UCLA.

 C. HOWARD WILKINS, JR.               Mr. Wilkins served as the United States Ambassador
  Age 59                              to the Netherlands from June 1989 to July 1992.
  Director since 1992                 Prior to being Ambassador and thereafter, Mr. Wil-
                                      kins has been Chairman of the Board of Maverick Res-
  Member of the Compensation          taurant Corporation, which owns and operates restau-
  Committee                           rants under franchise agreements, and Maverick De-
                                      velopment Corporation. He was Vice Chairman of Pizza
                                      Hut, Inc. until 1975. From 1981 to 1983, Mr. Wilkins
                                      served as a director of U.S. Synthetic Fuels Corpo-
                                      ration.

                      CLASS II DIRECTORS--PRESENT TERM EXPIRES IN 1998

 J. DANFORTH QUAYLE                   Mr. Quayle was the forty-fourth Vice President of
  Age 50                              the United States. In 1976, Mr. Quayle was elected
  Director since 1996                 to Congress and in 1980 to the United States Senate,
                                      being re-elected in 1986 and serving until 1989. As
                                      Vice President, he headed the Competitiveness and
                                      Space Councils for the President. Since leaving of-
                                      fice in January 1993, Mr. Quayle served as Chairman
                                      of Circle Investors, Inc. (a private financial serv-
                                      ices and insurance holding company), and BTC, Inc.
                                      (a private company through which he operates certain
                                      of his personal business interests). He is a direc-
                                      tor of Central Newspapers, Inc. and American Stan-
                                      dard Companies, Inc. and is a member of the Board of
                                      Trustees of The Hudson Institute.

 ARTHUR B. LAFFER                     Dr. Laffer has been Chairman and Chief Executive Of-
  Age 56                              ficer of A.B. Laffer, V.A. Canto & Associates, an
  Director since 1991                 economic research and financial firm (and its prede-
                                      cessor, A.B. Laffer Associates), since founding the
  Chairman of the Audit Committee     firm in 1979. He is also Chairman of Calport Asset
                                      Management, Inc., a money management firm. Dr.
                                      Laffer has been Chief Executive Officer of Laffer
                                      Advisors, Inc., a registered broker-dealer and in-
                                      vestment advisor, since 1981. He was the Charles B.
                                      Thornton Professor of Business Economics at the Uni-
                                      versity of Southern California from 1976 through
                                      1984, Distinguished University Professor at
                                      Pepperdine University from October 1984 to September
                                      1987, and was a member of President Reagan's eco-
                                      nomic policy advisory board. He is a director of
                                      Coinmach Laundry Corporation, Mastec, Inc., Nicholas
                                      Applegate Mutual and Growth Equity Funds and Casmyn
                                      Inc.

 ALFRED E. OSBORNE, JR.               Dr. Osborne is Director of the Harold Price Center
  Age 52                              for Entrepreneurial Studies and Associate Professor
  Director since 1991                 of Business Economics at the John E. Anderson Gradu-
                                      ate School of Management at UCLA. He has been on the
  Chairman of the Compensation        UCLA faculty since 1972. He is a director of Grey-
  Committee and Member of the         hound Lines, Inc., Nordstrom, Inc., SEDA Specialty
  Audit Committee                     Packaging Corporation and The Times Mirror Company.

 MICHAEL J. REARDON                   Mr. Reardon was appointed Executive Vice President
  Age 43                              of the Company in June 1995, having previously
  Director since 1990                 served as Executive Vice President and Chief Operat-
                                      ing Officer, and prior to that as the Chief Finan-
  Member of the Nominating Committee  cial Officer and Secretary of the Company. From May
                                      1995 to April 1996, Mr. Reardon served as President
                                      of Arrowhead Industrial Water, Inc., a subsidiary of
                                      the Company. He became President and General Manager
                                      of Illinois Water Treatment, Inc., a subsidiary of
                                      the Company, in March 1992. From 1981 to July 1990
                                      he was Chief Financial Officer of The C&C Organiza-
                                      tion, a company engaged in restaurant ownership,
                                      management and construction. Mr. Reardon is a certi-
                                      fied public accountant and was a senior auditor with
                                      Arthur Andersen & Co. from 1978 to 1981. Mr. Reardon
                                      is a member of the management board of Treated Water
                                      Outsourcing (TWO), a Nalco/U.S. Filter joint ven-
                                      ture.

                     CLASS III DIRECTORS--PRESENT TERM EXPIRES IN 1999

 JAMES E. CLARK                       Mr. Clark was President of Western Operations for
  Age 68                              Prudential Insurance from 1978 to June 1990. Since
  Director since 1990                 June 1990, he has been a consultant and a private
                                      investor. Mr. Clark is also Chairman of Asian-Ameri-
  Member of the Audit Committee       can Communication Company, Inc., and a director of
  and the Compensation Committee      Asian American Association, Inc., a joint venture
                                      with Sprint, and Durotest Corporation. He is also a
                                      trustee of the Yul Brynner Foundation.

 RICHARD J. HECKMANN                  Mr. Heckmann was elected Chairman of the Board of
  Age 53                              Directors, Chief Executive Officer and President of
  Director and Chairman since 1990    the Company on July 16, 1990. Mr. Heckmann was a Se-
                                      nior Vice President at Prudential-Bache Securities
  Chairman of the Nominating Commit-  in Rancho Mirage, California from January 1982 to
  tee                                 August 1990. He joined the U.S. Small Business Ad-
                                      ministration in 1977 and served as Associate Admin-
                                      istrator for Finance and Investment from 1978 to
                                      1979. Prior thereto he was founder and Chairman of
                                      the Board of Tower Scientific Corporation, a manu-
                                      facturer of custom prosthetic devices, which was
                                      sold to Hexcel Corporation in 1977. Mr. Heckmann is
                                      a member of the management board of TWO. He is also
                                      a director of USA Waste Services, Inc. and K2, Inc.

 ROBERT S. HILLAS                     Mr. Hillas has served as a Managing Director of E.M.
  Age 48                              Warburg, Pincus & Co., LLC, or its predecessor,
  Director since 1996                 since 1993. Previously, Mr. Hillas was a partner of
                                      DSV Management Ltd., a venture capital investment
                                      firm, and its affiliated venture capital partner-
                                      ships. Mr. Hillas is currently a director of Ad-
                                      vanced Technology Materials, Inc., Transition Sys-
                                      tems, Inc., Envirogen, Inc. and several privately-
                                      held companies. Mr. Hillas was previously associated
                                      with Warburg, Pincus from 1972 until he joined DSV
                                      Management Ltd. in 1981.

  Meetings and Committees of the Board. During the fiscal year ended March 31, 1997 ("Fiscal 1997"), the Board of Directors met on six occasions. The Board has three standing committees, the Audit, Compensation and Nominating Committees. Each director attended all meetings of the Board and committees of the Board of which he was a member during Fiscal 1997.

  The Audit Committee reviews the performance of the Company's independent public accountants and makes recommendations to the Board concerning the selection of independent public accountants to audit the Company's financial statements. The Audit Committee also reviews the audit plans, audit results and findings of the internal auditors and the independent accountants, and reviews the Company's systems of internal control. Members of the Audit Committee meet with the Company's management and independent public accountants to discuss the adequacy of internal accounting controls and the financial accounting process. The Company's independent accountants have free access to the Audit Committee, without management's presence. The Audit Committee held one meeting in Fiscal 1997.

  The Compensation Committee reviews and determines the compensation of the Company's officers (including salary and bonus), authorizes or approves any contract for remuneration to be paid after termination of any officer's regular employment and performs specified functions under the Company's various compensation plans, including the 1991 Employee Stock Option Plan and the 1991 Directors Stock Option Plan (the "Directors Plan"). The Compensation Committee reviews, but is not required to approve, the participation of officers in the Company's other benefit programs for salaried employees. The Compensation Committee held two meetings and took action by written consent on two occasions in Fiscal 1997.

  The Nominating Committee reviews the performance of incumbent directors and the qualifications of nominees proposed for election to the Board and makes recommendations to the Board with respect to nominations for director. In recommending candidates for the Board of Directors, the Nominating Committee will seek individuals having experience in fields applicable to the Company's goals and functions. Stockholders who wish to suggest qualified candidates should write to the Secretary of the Company, stating the qualifications of such persons for consideration by the Nominating Committee. The Nominating Committee held one meeting in Fiscal 1997.

  Compensation of Directors. Directors receive no cash compensation for their services as directors, although they are reimbursed for out-of-pocket expenses incurred in attending meetings. Each director who is not an employee of the Company participates in the Directors Plan. The Directors Plan provides that directors of the Company who are neither officers nor employees of the Company or its subsidiaries are granted in April of each year options to purchase 12,000 shares of the Company's Common Stock at fair market value, as determined on the date of grant. During Fiscal 1997, options to purchase 18,000 shares of Common Stock (as adjusted to reflect the Company's 3-for-2 stock split effective July 15, 1996) were granted under the Directors Plan to each of the Company's non-employee directors on April 1, 1996, except Mr. Hillas, at an exercise price of $18.67 per share (as adjusted to reflect the 3-for-2 stock split).

                              SECURITY OWNERSHIP

MANAGEMENT

  The following table sets forth the beneficial ownership of the Company's Common Stock as of June 23, 1997 by each director, nominee for director and the executive officers named in the Summary Compensation Table, and by all directors and executive officers as a group. Unless otherwise indicated, the holders of all shares shown in the table have sole voting and investment power with respect to such shares.

                                                                      PERCENT OF
     NAME                              OPTIONS HELD/1/ SHARES OWNED    CLASS/2/
     ----                              --------------- ------------   ----------
     Richard J. Heckmann..............      461,649       689,057/3/     1.4%
     Michael J. Reardon...............      196,881        37,386/4/       *
     Tim L. Traff.....................       14,620       208,279          *
     Nicholas C. Memmo................      109,749         2,518/5/       *
     Harry K. Hornish, Jr.............       42,111        30,200          *
     Kevin L. Spence..................       95,749        10,000          *
     James E. Clark...................       66,000        72,000          *
     John L. Diederich................       66,000        11,250          *
     Robert S. Hillas.................       12,000/6/  2,719,618/7/     3.4%
     Arthur B. Laffer.................       66,000        52,875/8/       *
     Alfred E. Osborne, Jr............       66,000        63,025/9/       *
     J. Danforth Quayle...............       39,000             0          *
     C. Howard Wilkins, Jr............       66,000        76,500          *
     All Directors and Executive
      Officers as a Group (18 per-
      sons)...........................    1,319,759     3,972,708        6.5%

--------
/1/ Includes presently exercisable options and options exercisable within 60 days of June 20, 1997. All options, except for those held by Mr. Hornish, were granted pursuant to the Company's 1991 Employee Stock Option Plan or the Company's 1991 Directors Stock Option Plan. Mr. Hornish's options were issued in connection with the acquisition of The Utility Supply Group, Inc. ("USG") in exchange for outstanding options to purchase shares of Common Stock of USG.

/2/ An asterisk (*) indicates ownership of less than 1% of the Common Stock.

/3/ Includes 19,249 shares held by Mr. Heckmann's wife and by Mr. Heckmann as custodian for his children, as to which Mr. Heckmann may be deemed to have indirect beneficial ownership.

/4/ Includes 2,700 shares held in a trust for the benefit of Mr. Reardon's father-in-law. As the trustee, Mr. Reardon has voting and investment power with respect to the shares held by the trust and may be deemed to have indirect beneficial ownership of them. Mr. Reardon disclaims beneficial ownership of such shares.

/5/ Includes 18 shares held by Mr. Memmo's wife as custodian for his minor children.

/6/ Beneficial ownership of such options is held by E.M. Warburg, Pincus & Co., LLC, pursuant to an agreement with Mr. Hillas dated April 10, 1997.

/7/ Constitutes shares owned by Warburg, Pincus Capital Company, L.P.
    ("Warburg"). The sole general partner of Warburg is Warburg, Pincus & Co., a New York general partnership ("WP"). E.M. Warburg, Pincus & Co., LLC ("EMW") manages Warburg. WP owns all of the outstanding stock of EMW and, as the sole general partner of Warburg, has a 20% interest in the profits of Warburg. Lionel I. Pincus is the managing partner of WP and may be deemed to control it. Mr. Hillas, a director of the Company, is a Managing Director of EMW and a general partner of WP. As such, Mr. Hillas may be deemed to have an indirect pecuniary interest in an indeterminate portion of the shares beneficially owned by Warburg. All of the shares indicated as owned by Mr. Hillas are owned directly by Warburg and are included herein because of Mr. Hillas affiliation with Warburg. Mr. Hillas disclaims beneficial ownership of these shares within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

/8/ Includes 48,000 shares held by A.B. Laffer, V.A. Canto & Associates, a company controlled by Mr. Laffer, and 4,875 shares held by Mr. Laffer.

/9/ Includes 8,500 shares held by Mr. Osborne's wife.

OTHER BENEFICIAL OWNERS

  Putnam Investments, Inc., One Post Office Square, Boston, Massachusetts, 02109, a parent holding company, reported to the United States Securities and Exchange Commission ("SEC") that it beneficially owned 5,314,613 shares, or approximately 7.6% of the Company's Common Stock as of December 31, 1996. Putnam Investments, Inc. reported shared voting power over 250,600 of these shares and shared power to dispose of all of these shares; Putnam Investment Management, Inc. reported shared power to dispose of 4,712,563 of these shares; and The Putnam Advisory Company, Inc. reported shared voting power over 250,600 of these shares and shared power to dispose of 602,050 of these shares.

  Pilgrim Baxter & Associates, Ltd., 1255 Drummers Lane, Suite 300, Wayne, Pennsylvania 19087, an investment advisor, reported to the SEC that it beneficially owned 3,692,250 shares, or approximately 5.3 % of the Company's Common Stock as of December 31, 1996. It reported shared voting power and sole power to dispose of all these shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Under the securities laws of the United States, the Company's directors, its executive officers and any persons beneficially holding more than ten percent of the Company's Common Stock are required to report their ownership of the Company's Common Stock and any changes in that ownership to the SEC and the NYSE. Specific due dates for these reports have been established and the Company is required to report in this proxy statement any failure to file by these dates. All of these filing requirements were satisfied, except that Messrs. Osborne and Memmo each reported one option exercise on the next form otherwise required to be filed under Section 16(a), instead of on a current report on Form 4 as now required by the SECs rules. In making these statements, the Company has relied on copies of the reports that its executive officers and directors have filed with the SEC.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following table sets forth compensation information for the three fiscal years ended March 31, 1997 for the Company's Chief Executive Officer and for the four other most highly compensated executive officers of the Company for Fiscal 1997 (the "Named Executive Officers").

                                                                 LONG-TERM
                                      ANNUAL COMPENSATION       COMPENSATION
                                 ------------------------------ ------------
                                                                 SECURITIES
NAME AND PRINCIPAL        FISCAL                   OTHER ANNUAL  UNDERLYING      ALL OTHER
POSITION                   YEAR   SALARY   BONUS   COMPENSATION  OPTIONS/1/   COMPENSATION/2/
------------------        ------ -------- -------- ------------ ------------  ---------------
Richard J. Heckmann.....   1997  $450,000 $300,000      --        187,499         $3,320
 Chairman of the Board,    1996   414,731  150,000      --        150,000            --
 Chief Executive Officer   1995   300,000  150,000      --         60,000          5,551
 And President

Michael J. Reardon.......  1997   197,504   20,000      --         15,000          4,712
 Executive Vice President  1996   184,631      --       --         15,000          4,714
                           1995   150,000   25,000      --         15,000          3,983

Harry K. Hornish, Jr./3/.  1997   115,575  100,000      --            -- /4/       3,538
 Executive Vice            1996       --       --       --            --             --
 President--Distribution   1995       --       --       --            --             --
 Group

Nicholas C. Memmo.......   1997   199,154   37,500      --         15,000          4,923
 Executive Vice            1996   189,042   37,500      --         17,500          5,014
 President--Process        1995   135,000   20,000      --         22,500          4,389
 Water Group

Kevin L. Spence.........   1997   180,001   65,000      --         15,000          6,209
 Vice President and        1996   164,774   41,500      --         15,000          4,865
 Chief Financial Officer   1995   145,000   20,000      --         15,000          4,453

--------
/1/ Options granted pursuant to the Company's 1991 Employee Stock Option Plan to purchase shares of Common Stock. Option grants during Fiscal 1997 are described in greater detail below.

/2/ Represents the Company's 50% matching contribution to the Company's 401(k)
    Plan.

/3/ In connection with the acquisition of USG, Mr. Hornish became an employee of the Company on October 25, 1996 pursuant to an employment agreement with USG discussed herein.

/4/ Mr. Hornish received options to purchase 67,111 shares of Common Stock in exchange for outstanding options to purchase shares of Common Stock of USG in connection with the acquisition of USG by the Company.

OPTION GRANTS IN LAST FISCAL YEAR

  The table below sets forth information with respect to stock options granted to the Named Executive Officers in Fiscal 1997 under the Company's 1991 Employee Stock Option Plan. The options listed below are included in the Summary Compensation Table above.

                                       % OF TOTAL                         POTENTIAL REALIZABLE VALUE AT
                          NUMBER OF     OPTIONS                              ASSUMED RATES OF STOCK
                          SECURITIES   GRANTED TO                            PRICE APPRECIATION FOR
                          UNDERLYING   EMPLOYEES                                 OPTION TERM/2/
                           OPTIONS     IN FISCAL   EXERCISE    EXPIRATION -----------------------------
NAME                      GRANTED/1/      YEAR    PRICE ($/SH)    DATE         5%             10%
----                      ----------   ---------- -----------  ---------- -----------------------------
Richard J. Heckmann.....    75,000         9.9%     $19.50     7/15/2006  $     919,758 $     2,330,848
                           112,499        14.9%      18.66     4/01/2006      1,320,662       3,346,817
Michael J. Reardon......    15,000        1.98%      19.50     7/15/2006        183,952         466,170
Harry K. Hornish, Jr....       -- /3/      --          --            --             --              --
Nicholas C. Memmo.......    15,000        1.98%      19.50     7/15/2006        183,952         466,170
Kevin L. Spence.........    15,000        1.98%      19.50     7/15/2006        183,952         466,170
Increase in Value to All
 Stockholders/4/........                                                  $ 739,780,070 $ 1,874,747,943

--------
/1/ Options granted pursuant to the Company's 1991 Employee Stock Option Plan to purchase shares of Common Stock. The exercise price may be paid in cash or in shares of the Company's Common Stock. Of the options granted to Messrs. Reardon, Memmo and Spence and 75,000 of the options granted to Mr. Heckmann, 25% are vested and the remaining options will vest in equal increments on July 15, 1997, 1998 and 1999. Of the remaining 112,499 options granted to Mr. Heckmann, 50% are vested and the remaining options will vest in equal increments on April 1, 1998 and 1999.

/2/ Calculated over a ten-year period representing the life of the options.

/3/ Vested stock options in respect of 67,111 shares of Common Stock, with an exercise price of $3.31 per share and an expiration date of May 31, 2004, were received by Mr. Hornish on October 25, 1996, in connection with the Company's acquisition of USG, in substitution for stock options to acquire Common Stock of USG held by Mr. Hornish on such date. Such exercise price was fixed in order to ensure that the substitute Company option was the economic equivalent of the USG option it replaced.

/4/ Represents the increase in value to all stockholders assuming the Company's
    Common Stock appreciates 5% or 10% in value per year, respectively, compounded over a ten-year period, equivalent to the life of the options granted to the Named Executive Officers. Calculated using a Common Stock price of $19.50, the closing price on July 15, 1996 on the NYSE, which is the exercise price of substantially all of the options granted in Fiscal 1997, and the total weighted average number of 60,324,000 shares of Common Stock outstanding in Fiscal 1997.

AGGREGATED OPTION EXERCISES IN FISCAL 1997 AND FISCAL YEAR END OPTION VALUES

  The table below sets forth information on a pre-tax basis with respect to stock options exercised by the named Executive Officers in Fiscal 1997 and the number of unexercised options held by such persons on March 31, 1997.

                                                          NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                         SHARES ACQUIRED                 UNDERLYING UNEXERCISED       IN-THE-MONEY OPTIONS
                         ON EXERCISE OF                    OPTIONS AT 3/31/97              AT 3/31/97
                           OPTIONS/1/    VALUE REALIZED EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE/2/
                         --------------- -------------- ------------------------- ----------------------------
Richard J. Heckmann.....     145,550       $4,244,943        336,025/275,622          $6,716,177/4,516,442
Michael J. Reardon......         --               --         187,507/ 28,123           4,435,954/  445,351
Harry K. Hornish, Jr....      25,000          744,187         42,111/      0            1,160,790/       0
Nicholas C. Memmo.......       6,500          113,944         97,562/ 32,813           1,994,475/  540,201
Kevin L. Spence.........      13,000           85,625         86,375/ 28,123           1,773,474/  445,351

--------
/1/ Options granted pursuant to the Company's 1991 Employee Stock Option Plan to purchase shares of Common Stock, except with respect to Mr. Hornish, who acquired his options in connection with the acquisition of USG in exchange for outstanding options to purchase shares of Common Stock of USG.

/2/ The dollar value reported is based on the difference between the exercise price of the outstanding option and the closing price of the Company's Common Stock on the NYSE on March 31, 1997, $30.875 per share.

RETIREMENT PROGRAM

  Effective April 1, 1995, the Company established a non-qualified defined benefit pension plan for its senior executives, including Messrs. Heckmann, Reardon, Memmo and Spence. Under this plan (the "Retirement Program"), the executive becomes entitled to receive from the Company at age 60 an annual retirement income, payable for 15 years equal to 50% of the executive's final five year average compensation. Earnings covered by the Retirement Program include salaries and incentive compensation. Benefits accrue on a percentage basis over the number of years of service of the executive from his date of hire with the Company to the attainment of age 60. The benefit accrued vests commencing after five years of service, 50% at that time, and 10% each year thereafter. A reduced benefit is payable at age 55 and if the executive's employment with the Company terminates before age 55, a deferred benefit, to the extent vested, is payable at or after age 55 based upon the executive's accrued benefit prior to termination.

  The following are the benefits payable per year for 15 years under the Retirement Program for Messrs. Heckmann, Reardon, Memmo and Spence, assuming that their covered compensation increases at a rate of 5% annually and that their employment with the Company continues until age 60: Mr. Heckmann $502,536; Mr. Reardon $212,830; Mr. Memmo $322,510; and Mr. Spence $233,743.

  All benefits under the Retirement Program are payable out of the general assets of the Company. Any funding established by the Company to provide a source for the payment of Retirement Program benefits would remain subject to the general creditors of the Company.

EMPLOYMENT AND EXECUTIVE RETENTION AGREEMENTS

  The Company has entered into Executive Retention Agreements with each of the Named Executive Officers, other than Mr. Hornish. Each of those agreements (the "Retention Agreements") is identical, except as to the severance multiple described below. The Retention Agreements provide for the employment of the Named Executive Officers in their respective positions with the Company or as otherwise determined, provided the duties to be performed are those of a senior executive or manager of the Company. The Retention Agreements provide that under certain conditions, including if the executive's employment is terminated without cause, the executive has the right to receive from the Company an amount equal to, in the case of Messrs. Memmo and Spence, one times such individuals' annual salary, in the case of Mr. Heckmann, approximately three times his annual salary and, in the case of Mr. Reardon, two times his annual salary. Following a Change-In-Control of the Company, the Retention Agreements provide for certain benefits if, within one year of the Change-In-Control, the executive's employment is terminated without cause, or if certain other conditions of the executive's employment are altered. In any such event, the Named Executive Officers, other than Mr. Hornish, have the right to receive the same multiple of their annual salary above described, but including their latest incentive award or target incentive, if greater, and the Company is also obligated to maintain for one year for the executive the welfare and retirement plans available to the executive or to provide an equivalent. Under the Retention Agreements, a Change-In-Control of the Company generally is defined to occur if (i) any person or group acquires 50% or more of the Company's voting securities, (ii) during any two year period there is a change in a majority of the Board of Directors of the Company, (iii) there is a consolidation or merger of the Company or a transfer of substantially all of the Company's assets or (iv) a plan of complete liquidation of the Company is approved by the stockholders.

  Mr. Hornish entered into a separate employment agreement with USG (the "Employment Agreement"), which provides for the payment of $250,000 in base salary per year for the period beginning October 25, 1996 and ending March 31, 1999. The Employment Agreement also provides for cash performance bonuses. For the period beginning October 25, 1996 and ending December 31, 1996, the Employment Agreement provided for a maximum bonus of $100,000 if USG attained the objectives upon which Mr. Hornish's bonus had been based in his employment agreement with USG prior to its acquisition by the Company. For the period beginning January 1, 1997 and ending March 31, 1998 and the period beginning April 1, 1998 and ending March 31, 1999, the Employment Agreement provides for maximum bonuses of $125,000 and $100,000, respectively, as well as additional annual bonuses of up to 35% of Mr. Hornish's base salary. Pursuant to the Employment Agreement, such bonuses will be awarded if specified performance objectives are met. Mr. Hornish is eligible to participate in the Company's 1991 Employee Stock Option Plan.

CERTAIN TRANSACTIONS

  The Company, through a wholly-owned subsidiary, paid $123,164 to Larson Companies during Fiscal 1997 in connection with certain vehicle leases. Larson Companies is owned by W.D. Larson, the father-in-law of Tim L. Traff, a current director of the Company. Mr. Traff received no direct benefit from such arrangement and such arrangement was based on arms-length transactions.

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

  The Compensation Committee is composed entirely of independent outside directors and is responsible for determining the compensation of the executive officers of the Company, presently comprising the Named Executive Officers and seven additional individuals. The Compensation Committee also administers the Company's 1991 Employee Stock Option Plan, the Retirement Program and, with Mr. Heckmann, the Company's Annual Incentive Compensation Plan.

  Compensation Policy and Practice. The Company's executive compensation policy is intended (i) to link compensation and stockholder value; (ii) to recognize and reward individuals for their contributions and commitment to the growth and profitability of the Company; and (iii) to secure and retain the highest caliber of executives through competitive levels of total compensation. The Compensation Committee believes this policy is generally best accomplished by providing a competitive total compensation package, a significant portion of which is variable and related to established performance goals. The Company retained an independent consulting firm during fiscal 1996 to review the Company's executive compensation levels and programs and to provide input to the Compensation Committee. Based on this input, as well as other considerations deemed appropriate, the Compensation Committee believes that the compensation provided to the Company's executives is competitive within the industry.

  Section 162(m) of the United States Internal Revenue Code of 1986 (the "Code") limits deductibility of compensation in excess of $1.0 million paid to a company's chief executive officer and four other highest-paid executive officers unless such compensation qualifies as "performance-based." The Company will not be affected by this limitation for the 1997 tax year. The Compensation Committee intends to review this issue periodically to determine whether further changes to the Company's compensation policies and practices are advisable in order to preserve deductibility.

  Compensation of the Company's executive officers consists of the following elements: base salary, cash bonus payments under the Annual Incentive Compensation Plan and stock option awards under the 1991 Employee Stock Option Plan. Each of these elements is discussed below.

  Base Salary. In determining base salary for the Company's executive officers, the Compensation Committee assesses the relative contribution of each executive to the Company, the background and skills of each individual and the particular opportunities and problems which the individual confronts in his position with the Company. These factors are then assessed in the context of competitive market factors, including competitive opportunities with other companies.

  In making changes in base salary for existing executive officers, other than Mr. Heckmann, the Compensation Committee considers the recommendations of Mr. Heckmann based on his personal evaluation of individual performance for the prior year including attainment of personal objectives and goals, attainment of Company performance goals, the Company's salary structure, competitive salary data and the prior year's national percentage increase in the cost of living.

  Annual Cash Incentive. Pursuant to an Annual Incentive Compensation Plan, key executives are eligible to earn incentive cash bonuses each year based on the Company's performance. For eligible operational executives, the maximum award level is 35% of base salary. For eligible staff executives, the maximum award level is 25% of base salary. For Mr. Heckmann, the maximum award level has been at the discretion of the Compensation Committee.

  Of the 35% maximum award level for operational executives, up to 8% is earned if the Company exceeds its profit plan; an additional 8% is earned if the businesses supervised by the executive achieve their profit plan; an additional 10% is earned if the businesses supervised by the executive exceed their profit plan; and an additional 9% may be earned based on a subjective assessment of the executive's performance. Of the 25% maximum award level for staff executives, 8% is earned if the Company achieves its pre-established profit plan for the fiscal year; up to an additional 8% may be earned if the Company exceeds its profit plan; and an additional 9% may be earned based on a subjective assessment of the executives performance. With respect to the subjective portion of the award, Mr. Heckmann assesses the performance of each of the other executives or employees. Mr. Hornish's bonus for Fiscal 1997 was paid pursuant to his Employment Agreement based on performance objectives established for USG prior to its acquisition by the Company. Information with respect to the cash bonuses paid to the Named Executive Officers in Fiscal 1997 is provided in the Summary Compensation Table above.

  Stock Options. The grant of stock options under the Company's 1991 Employee Stock Option Plan is intended to provide long-term performance-based compensation to officers and key employees of the Company. Options are granted with an exercise price equal to the market price of the Company's Common Stock on the date of grant, generally vest over a period of three years, and expire after ten years. Options only have value to the recipient if the price of the Company's stock appreciates after the options are granted. The Company believes that not less than 10% of the Company's outstanding equity securities should be available for employee stock options and its policy of option grants by the Compensation Committee has reflected and can be expected to continue to reflect this belief.

CHIEF EXECUTIVE OFFICER

  In determining Mr. Heckmann's compensation for Fiscal 1997, the Compensation Committee focused upon the policies described above. The increases in Mr. Heckmann's salary and in the number of options granted to him as compared to the fiscal year ended March 31, 1996 ("Fiscal 1996") reflect the overall performance of the Company for Fiscal 1997 under Mr. Heckmann's strategic direction, his significant involvement in and responsibility for the overall operations of the Company and his direct involvement in numerous acquisitions made by the Company during the year. For Fiscal 1997, Mr. Heckmann received a bonus under the Annual Incentive Compensation Plan equal to 67% of his base salary of $450,000 as a combined result of the Company's exceeding its profit plan and the Compensation Committee's assessment of Mr. Heckmann's role in that success. The Compensation Committee believes that Mr. Heckmann's compensation level is warranted by his roles in both the strategic and operational aspects of the Company's business, the value he brings to the Company in the identification and realization of acquisition opportunities and the success of the Company both in its business and in the financial markets.

                                          Alfred E. Osborne, Jr., Chairman
                                          James E. Clark
                                          John L. Diederich
                                          C. Howard Wilkins, Jr.

COMPARATIVE STOCK PERFORMANCE

  The chart below sets forth line graphs comparing the performance of the Company's Common Stock as compared with the NYSE Composite Stock Index and two peer group indices for the five-year period commencing March 31, 1992 and ending March 31, 1997. The first peer group index consists of the Common Stock of Air & Water Technologies Corporation, Calgon Carbon Corporation, Ionics, Incorporated, Osmonics, Inc. and Wheelabrator Technologies Inc. ("WTI"). The second peer group index is identical to the one used in Fiscal 1996. WTI is included in both indices. The Company acquired WTI's Water Systems and Manufacturing Group on December 2, 1996, and its contract operations and privatization business on April 1, 1997. Accordingly, WTI will not be included in future peer group indices. The indices assume that the value of the investment in the Company's Common Stock and each index was $100 on March 31, 1992 and that dividends were reinvested.


               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
          AMONG U.S. FILTER COMMON STOCK, NYSE COMPOSITE STOCK INDEX,
                  PEER GROUP INDEX I AND PEER GROUP INDEX II

                        PERFORMANCE GRAPH APPEARS HERE

                                            NYSE         PEER        PEER
Measurement Period           U.S. FILTER    COMPOSITE    GROUP       GROUP
(Fiscal Year Covered)        COMMON STOCK   STOCK INDEX  INDEX I(1)  INDEX II(2)
---------------------        ------------   -----------  ----------  ----------
Measurement Pt- 3/31/92      $100.00        $100.00      $100.00     $100.00
FYE   3/31/93                $130.72        $111.72      $114.31     $120.38
FYE   3/31/94                $110.46        $110.67      $102.26     $108.53
FYE   3/31/95                $121.56        $121.41      $ 81.00     $ 87.40
FYE   3/31/96                $219.60        $155.40      $ 97.83     $106.29
FYE   3/31/97                $363.20        $178.52      $ 84.99     $ 92.36

-------
/1/ Peer Group Index I includes: Air & Water Technologies Corporation, Calgon
    Carbon Corporation, Ionics, Incorporated, Osmonics, Inc. and WTI.

/2/ Peer Group Index II includes: Calgon Carbon Corporation, Ionics,
    Incorporated, Osmonics, Inc. and WTI.

           PROPOSAL TO APPROVE THE 1991 EMPLOYEE STOCK OPTION PLAN,
                            AS AMENDED AND RESTATED

  Stockholders are being asked to approve the Company's 1991 Employee Stock Option Plan, as amended and restated by the Board of Directors on June 12, 1997 (the "Amended Employee Plan"). A vote in favor of the Amended Employee Plan will also be a vote in favor of all of the amendments to the 1991 Employee Stock Option Plan, which will, among other things, increase the amount of Common Stock that is authorized to be issued under the plan by 2,500,000 shares, allow optionees to tender in payment of the option exercise price only shares held by the optionee for at least six months, permit the tender of such shares without requiring actual delivery of the certificates for such shares, confirm that cashless exercises of options through a broker are permitted and provide for the full vesting of options granted on or after June 12, 1997 in the case of a disabled or retiring optionee whose years of age and continuous service total 65 or more.

  The Company believes that in order to attract, retain and motivate key employees it is desirable to offer to such employees stock options which provide an incentive tied to the Company's stock price performance. As the Company has grown over the past several years, in part through acquisitions that have involved the issuance of additional shares of Common Stock, the Company has believed it appropriate to increase the number of shares of Common Stock available for employee stock options. Accordingly, the Board of Directors on February 28, 1991 unanimously adopted the 1991 Employee Stock Option Plan under which plan, as thereafter amended by the Board and approved by the stockholders, and adjusted for the three-for-two stock splits in December 1994 and July 1996, a total of 4,631,250 shares of Common Stock were reserved for issuance. As of June 4, 1997, of the 4,631,250 shares reserved under the 1991 Employee Stock Option Plan, 1,435,806 options had been previously exercised, 3,147,541 options were outstanding and 47,903 options remained available for grant. The Company believes that it is desirable to increase the number of shares of Common Stock authorized under the 1991 Employee Stock Option Plan by an additional 2,500,000 shares and, accordingly, on June 12, 1997, the Board of Directors voted to amend the 1991 Employee Stock Option Plan to increase the number of shares authorized for issuance under the plan from 4,631,250 shares to 7,131,250 shares.

  General Provisions. The Amended Employee Plan is administered by the Compensation Committee. The Committee selects the officers and other key employees of the Company and its subsidiaries (whether or not members of the Board) to whom options may be granted, determines the size of grants and the terms and conditions of options, and determines the meaning and application of the provisions of the Amended Employee Plan and related option agreements. Members of the Committee are not eligible to receive grants under the Amended Employee Plan.

  Options granted under the Amended Employee Plan may be either "incentive stock options," that is, options which meet the requirements of Section 422 of the Code, or "nonqualified stock options," that is, options which do not meet such requirements. The aggregate fair market value (determined as of the date of grant) of the stock for which an optionee's incentive stock options will vest in any calendar year may not exceed $100,000. No optionee may be granted options with respect to more than 150,000 shares of Common Stock in one calendar year. No options may be granted under the Amended Employee Plan after February 27, 2001.

  The exercise price per share for each option granted under the Amended Employee Plan may not be less than the fair market value per share of the Company's Common Stock on the date of grant. For any option recipient who owns more than 10% of the Company's voting stock (a "Ten Percent Owner") at the time of grant of an incentive stock option, the exercise price must be at least 110% of fair market value. The Compensation Committee will set the terms and vesting schedule of each option, provided, however, that no term may exceed ten years from the date of grant, and the term of an incentive stock option granted to a Ten Percent Owner may not exceed five years.

  Payment upon exercise of an option may be made in cash or, with the consent of the Compensation Committee, in shares of Common Stock of the Company held by the optionee for at least six months, valued at their then-current fair market value, or by a combination of cash and such shares of Common Stock. If shares of

Common Stock are used to pay the exercise price of an option, with the consent of the Compensation Committee, the optionee may utilize an attestation procedure that avoids the need for physical delivery of the certificates for the shares being tendered. Cashless exercises are also permitted where an irrevocable option exercise form is delivered together with irrevocable instructions to a broker-dealer to remit to the Company an appropriate portion of the proceeds from the sale or margin of the shares.

  Generally, options may be exercised only by the individual to whom the option is granted, and are not transferable or assignable, except that in the event of an optionee's death or legal disability, the optionee's heirs or legal representatives may exercise the options for a period not to exceed one year.

  Termination of Employment. Unless otherwise determined by the Compensation Committee, options will cease to be exercisable upon termination of the optionee's service to the Company other than upon termination due to death, disability or retirement. Vested options will be exercisable within twelve months of death or disability and within three months of retirement. Options granted on or after June 12, 1997 become fully vested and exercisable if the optionee is disabled or retires and his or her total years of age and continuous service equal or exceed 65.

  Change in Control. In the event the Company enters into an agreement to dispose of all or substantially all of the assets or capital stock of the Company by means of a sale, merger, or other transaction, outstanding options will, with the approval of the Compensation Committee and the Board of Directors, and conditioned upon consummation of such agreement, become immediately exercisable during the period beginning with the date of such agreement and ending on the date of disposal of the assets or capital stock. The Amended Employee Plan further provides that, in the event of any merger, consolidation or other reorganization in which the Company is not the surviving or continuing corporation (as determined by the Compensation Committee), all outstanding options shall be fully exercisable for a period of 30 days prior to the date of such transaction unless such options are assumed by the continuing or surviving corporation. Unexercised options will terminate upon the effective date of such a transaction, unless they are assumed.

  Termination and Amendment of Plan. The Board of Directors may terminate or amend the Amended Employee Plan without the approval of the Company's stockholders, but stockholder approval would be required in order to amend the plan to increase the total number of shares available for grant, to change the class of persons eligible to participate in the plan, to extend the maximum ten-year option term or to permit an option exercise price to be fixed at less than 100% of the fair market value as of the date of grant.

  Antidilution Provisions. The amount of shares reserved for issuance under the Amended Employee Plan and the terms of outstanding options shall be adjusted by the Compensation Committee in the event of changes in the outstanding Common Stock by reason of stock dividends, stock splits, reverse stock splits, split-ups, consolidations, recapitalizations, reorganizations or like events.

  Benefits Under the Amended Employee Plan. Presently, approximately 280 officers and key employees of the Company and its subsidiaries are eligible to participate in the Amended Employee Plan. However, the identity of future grantees and the size of any additional grants have not been determined. On July 2, 1997 the closing price of the Common Stock on the NYSE was $27.62 per share.

  Certain Federal Income Tax Consequences. The following is a brief summary of the principal federal income tax consequences of awards under the Amended Employee Plan based upon current federal income tax laws. The summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign tax consequences. Options designated as incentive stock options are intended to fall within the provisions of Section 422 of the Code.

  An optionee recognizes no taxable income as the result of the grant or exercise of an incentive stock option. If stock acquired upon exercise of an incentive stock option is held at least until (i) two years following the date of grant of the option and (ii) one year following the date of exercise, then any gain on a subsequent sale of the stock will be taxed as a long-term capital gain. In that case, the Company will not be entitled to any deduction for federal income tax purposes. In general, if an optionee sells shares within two years after the date of grant or within one year after the date of exercise, the excess of the fair market value of the shares on the date of exercise over the option exercise price (not to exceed the gain realized on the sale) will be taxable as ordinary income at the time of sale. A gain in excess of that amount will be a long-term or short-term capital gain, depending on the length of time the stock was held. If the optionee sells the stock for less than the option exercise price, the loss will be a long-term or short-term capital loss and no income will be recognized. The amount of any ordinary income recognized by the optionee upon the disposition of the stock would be deductible by the Company for federal income tax purposes.

  An optionee generally recognizes no taxable income as the result of the grant of a nonqualified stock option. Upon exercise of such an option, the optionee normally recognizes ordinary income in the amount of the excess of the fair market value of the shares on the date of exercise over the option price. Such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired upon the exercise of a nonqualified stock option, any gain or loss, based on the difference between the sale price and the fair market value on the date of recognition of income, will be taxed as short-term or long-term capital gain or loss, depending upon the length of time the optionee has held the stock from the date of exercise. The Company would be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of the option.

VOTE REQUIRED

  Approval of the Amended Employee Plan will require the affirmative vote of at least a majority in voting interest of the stockholders present in person or by proxy at the Annual Meeting and entitled to vote thereon.

BOARD RECOMMENDATION

  THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE AMENDED EMPLOYEE PLAN AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS VOTE "FOR" ADOPTION OF THE AMENDED EMPLOYEE PLAN.

          PROPOSAL TO INCREASE THE AUTHORIZED CAPITAL OF THE COMPANY

  The Board of Directors proposes to increase the Company's authorized share capital from 153,000,000 to 303,000,000 by amendment to the Company's Restated Certificate of Incorporation, as amended (the "Authorized Capital Amendment"). If the Authorized Capital Amendment is approved by the stockholders, the number of the Company's authorized shares of Common Stock would be increased from 150,000,000 shares to 300,000,000 shares. Specifically, if the Authorized Capital Amendment is approved, Article V, Section 1 of the Company's Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), will be amended and restated to read in its entirety as follows:

    "Section 1. Authorized Stock. The Corporation shall be authorized to issue two classes of shares to be designated, respectively, "Preferred Stock" and "Common Stock"; the total number of shares which the Corporation shall have the authority to issue is three hundred three million (303,000,000) shares; the total number of authorized shares of Preferred Stock shall be three million (3,000,000) and each share shall have a par value of ten cents ($.10); and the total number of authorized shares of Common Stock shall be three hundred million (300,000,000) and each share shall have a par value of one cent ($.01)."

  As of June 2, 1997, there were issued and outstanding 80,171,546 shares of Common Stock. Of the unissued shares of Common Stock, 7,636,363 shares were reserved for issuance upon conversion of the Company's 6% Convertible Subordinated Notes due 2005, 9,113,924 shares were reserved for issuance upon conversion of the Companys 4% Convertible Subordinated Notes due 2001 and an aggregate of 7,068,750 shares were reserved for issuance pursuant to the Company's stock option plans for employees and directors. Consequently, the Company presently has reserved for issuance 23,819,037 shares of Common Stock and presently has available for issuance 56,352,509 shares of Common Stock and 3,000,000 shares of Preferred Stock.

PURPOSES AND REASONS FOR THE PROPOSED INCREASE IN AUTHORIZED CAPITAL

  If the Authorized Capital Amendment is approved, the increased number of authorized shares of Common Stock will be available for issuance from time to time, for such purposes and consideration, and on such terms, as the Board of Directors may approve, and no further vote of the stockholders of the Company will be required, except as provided under the Delaware General Corporation Law or the rules of the NYSE.

  An increase in authorized shares will enable the Company to meet possible contingencies and opportunities in which the issuance of shares of Common Stock in amounts greater than would otherwise remain available for issuance may be deemed advisable, such as in equity and convertible debt financings, acquisition transactions, stock dividends and distributions and employee benefit plans. By adopting the Authorized Capital Amendment at this time, consummation of issuances of any additional shares of Common Stock would be facilitated, because the delay and expense incident to the calling of a special meeting of the Company's stockholders, in cases where such a meeting would not otherwise be required, would be avoided. The timing of the actual issuance of additional shares of Common Stock, if any, will depend upon market conditions, the specific purpose for which the stock is to be issued, and other similar factors. Any additional issuance of Common Stock could have a dilutive effect on existing holders of Common Stock. The Company has issued a substantial number of shares in business acquisitions in the past and is frequently engaged in preliminary discussions with acquisition candidates. However, the Company currently has no plans for the issuance of any shares of Common Stock, except as described above, none of which are shares for which the Company is seeking authorization pursuant to the Authorized Capital Amendment.

  The terms of the additional shares of Common Stock for which authorization is sought will be identical with the terms of the shares of Common Stock currently authorized and outstanding, and approval of the Authorized Capital Amendment proposal will not affect the terms, or the rights of the holders, of such shares. The Common Stock has no cumulative voting, conversion, preemptive or subscription rights and is not redeemable. Laidlaw, Inc. ("Laidlaw"), which beneficially owned 3,750,093 shares of Common Stock, or 4.67% of shares outstanding on June 23, 1997, has certain rights to purchase voting capital stock of the Company or rights to acquire such stock ("Securities") in order to maintain its percentage share of the Company's voting power, except in the case of Securities issuable in the ordinary course under any employee or director stock benefit plan or in connection with a merger or other acquisition. In addition, if the Company proposes to issue Securities at a price less than the lower of (i) 15% below the current market price or (ii) the prevailing customary and reasonable price for such Securities, Laidlaw has the right to purchase on the same terms as the proposed issuance such number of the offered Securities as it shall specify.

POSSIBLE ANTI-TAKEOVER EFFECTS

  Although it did not form a basis for the Board's decision to adopt the Authorized Capital Amendment, the existence of additional authorized shares of Common Stock could have the effect of rendering more difficult or discouraging hostile takeover attempts. The Company is not aware of any existing or planned effort on the part of any person to acquire the Company by means of a merger, tender offer, solicitation of proxies in opposition to management or otherwise, or to change the Company's management, nor is the Company aware of any person having made any offer to acquire the capital stock or substantially all of the assets of the Company.

  The Certificate of Incorporation and Restated Bylaws (the "Bylaws") of the Company and the Delaware General Corporation Law contain certain provisions that could also have an anti-takeover effect. The Certificate of Incorporation places certain restrictions on the voting rights of a "Related Person," defined therein as any person who directly or indirectly owns 5% or more of the outstanding voting stock of the Company. The founders and the original directors of the Company are excluded from the definition of "Related Persons," as are seven named individuals including Mr. Heckmann, the Chairman of the Board, Chief Executive Officer and President of the Company. These voting restrictions apply in two situations. First, the vote of a director who is also a Related Person is not counted in the vote of the Board of Directors to call a meeting of stockholders where that meeting will consider a proposal made by the Related Person director. Second, any amendments to the Certificate of Incorporation that relate to specified Articles therein (those dealing with corporate governance, limitation of director liability or amendments to the Certificate of Incorporation), in addition to being approved by the Board of Directors and a majority of the Company's outstanding voting stock, must also be approved by either (i) a majority of directors who are not Related Persons, or (ii) the holders of at least 80% of the Company's outstanding voting stock, provided that if the change was proposed by or on behalf of a Related Person, then approval by the holders of a majority of the outstanding voting stock not held by Related Persons is also required. In addition, any amendment to the Bylaws must be approved by one of the methods specified in clauses (i) and (ii) in the preceding sentence.

  The Certificate of Incorporation provides that the Company is authorized to issue 3,000,000 shares of Preferred Stock. The Board of Directors is authorized to issue such shares without stockholder approval in one or more series and to fix the rights, preferences, privileges, qualifications, limitations and restrictions thereof, including voting rights.

  The Certificate of Incorporation and the Bylaws provide that the Board of Directors shall fix the number of directors and that the Board shall be divided into three classes, each consisting of one-third of the total number of directors (or as nearly as may be possible). Stockholders may not take action by written consent. Meetings of stockholders may be called only by the Board of Directors (or by a majority of its members). Stockholder proposals, including director nominations, may be considered at a meeting only if written notice of that proposal is delivered to the Company from 30 to 60 days in advance of the meeting, or within ten days after notice of the meeting is first given to stockholders.

  Section 203 of the Delaware General Corporation Law ("Section 203") provides, in general, that a stockholder acquiring more than 15% of the outstanding voting shares of a corporation subject to the statute (an "Interested Stockholder"), but less than 85% of such shares, may not engage in certain "Business Combinations" with the corporation for a period of three years subsequent to the date on which the stockholder became an Interested Stockholder unless (i) prior to such date the corporation's board of directors has approved either the Business Combination or the transaction in which the stockholder became an Interested Stockholder or (ii) the Business Combination is approved by the corporation's board of directors and authorized by a vote of at least two-thirds of the outstanding voting stock of the corporation not owned by the Interested Stockholder. Section 203 defines the term "Business Combination" to encompass a wide variety of transactions with or caused by an Interested Stockholder in which the Interested Stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders, including mergers, certain asset sales, certain issuances of additional shares to the Interested Stockholder, transactions with the corporation that increase the proportionate interest of the Interested Stockholder or transactions in which the Interested Stockholder receives certain other benefits.

VOTE REQUIRED

  Approval of the Authorized Capital Amendment will require the affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock.

BOARD RECOMMENDATION

  THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE AUTHORIZED CAPITAL AMENDMENT AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS VOTE "FOR" ADOPTION OF THE AUTHORIZED CAPITAL AMENDMENT PROPOSAL.

            RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

  The Board of Directors has appointed KPMG Peat Marwick LLP as independent certified public accountants of the Company for the fiscal year ending March 31, 1998 and has further directed that the appointment be submitted for ratification by the stockholders at the Annual Meeting.

  KPMG Peat Marwick LLP is an internationally recognized firm of independent certified public accountants and has audited the Company's financial statements since fiscal 1992. A representative of KPMG Peat Marwick LLP will be present at the Annual Meeting and will be available to make a statement, if he or she so desires, and to respond to appropriate questions.

                                 OTHER MATTERS

  The solicitation of proxies is made on behalf of the Board of Directors of the Company and the cost thereof will be borne by the Company. In addition to soliciting proxies by mail, directors, officers and employees of the Company, without receiving additional compensation therefor, may solicit proxies by telephone, telegram, in person or by other means. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of Common Stock held of record by such persons and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

                 STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

  Stockholder proposals intended to be presented at the 1998 Annual Meeting of Stockholders of the Company must be received by March 10, 1998. Any such proposals should be addressed to the Secretary of the Company, 40-004 Cook Street, Palm Desert, California 92211.

                                     By Order of the Board of Directors

                                     /s/ Damian C. Georgino

                                     Damian C. Georgino
                                     Secretary
July 8, 1997

                       UNITED STATES FILTER CORPORATION

               40-004 Cook Street, Palm Desert, California 82211

          Proxy for Annual Meeting of Stockholders on August 14, 1997

          This Proxy is Solicited on Behalf of the Board of Directors

              The undersigned hereby appoints Richard J. Heckmann and Damian C.
P Georgino, and each or either of them as proxies, each with power to appoint his substitute, and hereby authorizes any of them to represent
R and to vote, as designated on the reverse side of this proxy card, all shares of Common Stock, par value $.01 per share (the "Common Stock"),
O of United States Filter Corporation (the "Company"), which the undersigned is entitled to vote at the Annual Meeting of Stockholders
X of the Company (the "Annual Meeting") to be held on August 14, 1997, commencing at 9:00 A.M., Pacific Daylight Time, at the Inn at Rancho
Y Santa Fe, 5951 Linea del Cielo, Rancho Santa Fe, California 92087, or any adjournment or postponement thereof as follows on the reverse side of this proxy card.

                     PLEASE DATE AND SIGN ON REVERSE SIDE

     Please mark your
[X]  votes as in this
     example

1.  The election of three directors, each for a term of three years;

                                             Nominees:  John L. Diederich
                                                        Nicholas C. Mammo
                                                        C. Howard Wilkins, Jr.

FOR all nominees listed at right (except as marked to the contrary below). [_]

WITHHOLD AUTHORITY to vote for all nominees listed at right.               [_]

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, draw a line through such nominee's name.)

2. The proposal to approve the Company's 1991 Employee Stock Option Plan, as amended and restated;

                     FOR          AGAINST          ABSTAIN
                     [_]            [_]              [_]

3. The proposal to increase the number of authorized shares of the Company's Common Stock from 150,000,000 to 300,000,000;

                     FOR          AGAINST          ABSTAIN
                     [_]            [_]              [_]

4. The proposal to ratify the appoint of KPMG Peat Marwick LLP as independent public accountants for the Company;

                     FOR          AGAINST          ABSTAIN
                     [_]            [_]              [_]

In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1 THROUGH 4.


SIGNATURE                                          DATED                  , 1997
          ----------------------------------------       -----------------

SIGNATURE                                          DATED                  , 1997
          ----------------------------------------       -----------------

Note: Please sign exactly as name or names appear hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized partner.